"LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)


                             Combined Balance Sheets
                                   (unaudited)

                                                                              New Liberty             Old Liberty
                                                                                          (note 1)
                                                                             September 30,            December 31,
                                                                                 1999                     1998
                                                                             -------------            ------------
Assets                                                                                 amounts in millions
Current assets:

   Cash and cash equivalents                                                  $       499                     407

   Marketable securities                                                            2,949                     124

   Trade and other receivables, net                                                   143                     185

   Prepaid expenses and committed program rights                                      407                     263

   Deferred income tax assets                                                         380                     216

   Other current assets                                                                 5                      21
                                                                              -----------             -----------

         Total current assets                                                       4,383                   1,216
                                                                              -----------             -----------

Investments in affiliates, accounted for under the equity method, and
   related receivables (note 5)                                                    15,939                   3,079

Investment in Time Warner, Inc. ("Time Warner") (note 6)
                                                                                    6,968                   7,083

Investment in AT&T Corp. ("AT&T") (note 2)                                             --                   3,556

Investment in Sprint Corporation ("Sprint") (notes 2 and 5)
                                                                                    7,616                   2,446

Other investments and related receivables                                           5,156                   1,298

Property and equipment, at cost                                                       123                     935
   Less accumulated depreciation                                                        7                     350
                                                                              -----------             -----------
                                                                                      116                     585
                                                                              -----------             -----------

Intangible assets                                                                  10,148                   1,139
   Less accumulated amortization                                                      319                     164
                                                                              -----------             -----------
                                                                                    9,829                     975
                                                                              -----------             -----------
Other assets, at cost, net of accumulated amortization
                                                                                      846                     326
                                                                              -----------             -----------

         Total assets                                                         $    50,853                  20,564
                                                                              ===========             ===========

                                   (continued)

                                   (unaudited)

                                                                              New Liberty         Old Liberty
                                                                                          (note 1)
                                                                             September 30,        December 31,
                                                                                 1999                 1998
                                                                             -------------        ------------
Liabilities and Combined Equity                                                       amounts in millions
Current liabilities:

   Accounts payable and accrued liabilities                                 $         192                 416

   Accrued stock compensation                                                       1,119                 126

   Program rights payable                                                             170                 156

   Current portion of debt                                                            474                 578
                                                                            -------------       -------------

        Total current liabilities                                                   1,955               1,276
                                                                            -------------       -------------

Long-term debt (note 8)                                                             1,720               2,318

Deferred income taxes (note 9)                                                     11,635               4,674

Other liabilities                                                                      23                 423
                                                                            -------------       -------------

        Total liabilities                                                          15,333               8,691
                                                                            -------------       -------------

Minority interests in equity of attributed subsidiaries
                                                                                        1                 545

Obligation to redeem common stock                                                      --                  17

Combined equity (note 10):
   Combined equity                                                                 33,025               6,896
   Accumulated other comprehensive earnings, net of taxes
                                                                                    2,408               3,718
                                                                            -------------       -------------
                                                                                   35,433              10,614
   Due to related parties                                                              86                 697
                                                                            -------------       -------------
     Total combined equity                                                         35,519              11,311
                                                                            -------------       -------------

Commitments and contingencies (note 11)

        Total liabilities and combined equity                               $      50,853              20,564
                                                                            =============       =============

See accompanying notes to combined financial statements.

          Combined Statements of Operations and Comprehensive Earnings
                                   (unaudited)

                                                                               New Liberty             Old Liberty
                                                                                           (note 1)
                                                                                      Three months ended
                                                                                         September 30,
                                                                                  1999                    1998
                                                                                     amounts in millions,
Revenue                                                                     $         214                     412

Operating costs and expenses:
   Operating, selling, general and administrative                                     168                     339
   Stock compensation                                                                 (23)                     (2)
   Depreciation and amortization                                                      164                      62
                                                                            -------------          --------------
                                                                                      309                     399
                                                                            -------------          --------------

        Operating income (loss)                                                       (95)                     13

Other income (expense):
   Interest expense                                                                   (41)                    (37)
   Dividend and interest income                                                        66                      32
   Share of losses of affiliates, net (note 5)                                       (238)                   (307)
   Minority interests in losses of attributed subsidiaries
                                                                                        3                      20
   Gain on dispositions (note 7)                                                       12                   2,305
   Gains on issuance of equity by affiliates and
      subsidiaries (notes 5 and 7)
                                                                                       --                      75
   Other, net                                                                          (4)                     (2)
                                                                            -------------          --------------
                                                                                     (202)                  2,086
                                                                            -------------          --------------

        Earnings (loss) before income taxes                                          (297)                  2,099

Income tax benefit (expense)                                                           80                    (814)
                                                                            -------------          --------------

        Net earnings (loss)                                                 $        (217)                  1,285
                                                                            =============          ==============

Other comprehensive earnings, net of taxes:
   Foreign currency translation adjustments                                           131                      11
   Unrealized holding gains arising during the period, net of
      reclassification adjustments                                                    308                      32
                                                                            -------------          --------------
   Other comprehensive earnings                                                       439                      43
                                                                            -------------          --------------

Comprehensive earnings                                                      $         222                   1,328
                                                                            =============          ==============

                                   (continued)

          Combined Statements of Operations and Comprehensive Earnings
                                   (unaudited)

                                                               New Liberty                              Old Liberty
                                                                (note 1)                                 (note 1)
                                                              Seven months                Two months                  Nine months
                                                                 ended                      ended                       ended
                                                              September 30,              February 28,                September 30,
                                                                  1999                       1999                        1998
                                                                                      amounts in millions
Revenue                                                      $        506                           282                     1,137

Operating costs and expenses:
   Operating, selling, general and administrative
                                                                      408                           227                       975
   Stock compensation                                                 432                           183                       263
   Depreciation and amortization                                      394                            47                       173
                                                             ------------                  ------------              ------------
                                                                    1,234                           457                     1,411
                                                             ------------                  ------------              ------------

        Operating loss                                               (728)                         (175)                     (274)

Other income (expense):
   Interest expense                                                   (87)                          (28)                      (81)
   Dividend and interest income                                       172                            12                        66
   Share of losses of affiliates, net (note 5)                       (597)                          (66)                     (861)
   Minority interests in losses of attributed subsidiaries             15                             4                        42
   Gain on dispositions, net (notes 6 and 7)                           10                            14                     2,862
   Gains on issuance of equity by affiliates and
      subsidiaries (notes 5 and 7)                                     --                           389                       314
   Other, net                                                          (8)                           --                        (2)
                                                             ------------                  ------------              ------------
                                                                     (495)                          325                     2,340
                                                             ------------                  ------------              ------------

        Earnings (loss) before income taxes                        (1,223)                          150                     2,066

Income tax benefit (expense)                                          405                          (209)                     (828)
                                                             ------------                  ------------              ------------

        Net earnings (loss)                                  $       (818)                          (59)                    1,238
                                                             ============                  ============              ============

Other comprehensive earnings, net of taxes:
   Foreign currency translation adjustments                            88                           (15)                        7
   Unrealized holding gains arising during the period, net
      of reclassification adjustments                               2,320                           971                       887
                                                             ------------                  ------------              ------------

   Other comprehensive earnings                                     2,408                           956                       894
                                                             ------------                  ------------              ------------

Comprehensive earnings                                       $      1,590                           897                     2,132
                                                             ============                  ============              ============

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                          Combined Statement of Equity

                      Nine months ended September 30, 1999
                                   (unaudited)

                                                                                 Accumulated
                                                                                    other             Due to
                                                                                comprehensive          (from)          Total
                                                              Combined            earnings,           related        combined
                                                               equity           net of taxes          parties         equity
                                                                                    amounts in millions
Balance at January 1, 1999                                         6,896                3,718              697           11,311
   Net loss                                                          (59)                  --               --              (59)
   Foreign currency translation adjustments                           --                  (15)              --              (15)
   Unrealized gains on available-for-sale securities                  --                  971               --              971
   Reversal of reclassification of redemption amount of
     common stock subject to put obligation                            8                   --               --                8
   Transfer of net liabilities to related party, net of taxes         99                   --               --               99
   Excess paid on settlement of preferred stock conversion           (18)                  --               --              (18)
   Other transfers to  related parties, net                           --                   --              (24)             (24)
                                                                 -------              -------          -------          -------

Balance at February 28, 1999                                     $ 6,926                4,674              673           12,273
                                                                 =======              =======          =======          =======



Balance at March 1, 1999                                          33,515                   --              213           33,728
   Net loss                                                         (818)                  --               --             (818)
   Foreign currency translation adjustments                           --                   88               --               88
   Unrealized gains on available-for-sale securities                  --                2,320               --            2,320
   AT&T Liberty Media Group Tracking Stock issued for
     conversion of debentures                                        354                   --               --              354
   Reversal of reclassification of redemption amount of
     common stock subject to put obligation                            9                   --               --                9
   Gain in connection with the issuance of common stock of
     attributed subsidiary                                            50                   --               --               50
   Utilization of net operating losses of Liberty Media Group
     by AT&T (note 9)                                                (85)                  --               --              (85)
   Other transfers to related parties, net                            --                   --             (127)            (127)
                                                                 -------              -------          -------          -------
Balance at September 30, 1999                                    $33,025                2,408               86           35,519
                                                                 =======              =======          =======          =======

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                        Combined Statements of Cash Flows
                                   (unaudited)

                                                               New Liberty                              Old Liberty
                                                                (note 1)                                 (note 1)
                                                              Seven months                Two months                  Nine months
                                                                  ended                      ended                       ended
                                                              September 30,              February 28,                September 30,
                                                                  1999                       1999                        1998
                                                                                      amounts in millions
                                                                                          (see note 4)
Cash flows from operating activities:
   Net earnings (loss)                                       $        (818)                         (59)                     1,238
   Adjustments to reconcile net earnings (loss) to net cash
     provided (used) by operating activities:
        Depreciation and amortization                                  394                           47                        173
        Stock compensation                                             432                          183                        263
        Payments of stock compensation                                 (42)                        (126)                       (76)
        Share of losses of affiliates, net                             597                           66                        861
        Deferred income tax (benefit) expense                         (356)                         205                        804
        Intergroup tax allocation                                      (49)                          --                          1
        Cash payment from AT&T pursuant to tax sharing
          agreement, net                                                19                           --                         --
        Minority interests in losses of attributed subsidiaries        (15)                          (4)                       (42)
        Gains on issuance of equity by affiliates and
          subsidiaries                                                  --                         (389)                      (314)
        Gain on dispositions, net                                      (10)                         (14)                    (2,862)
        Other noncash charges                                            6                            9                          4
        Changes  in  current  assets  and  liabilities,
          net of the effect of acquisitions and dispositions:
             Change in receivables                                      (3)                         (19)                       (32)
             Change in prepaid expenses and committed
               program rights                                         (120)                         (10)                       (14)
             Change in payables and accruals                            70                            4                         (1)
                                                                 ---------                    ---------                  ---------

                 Net cash provided (used) by operating
                    activities                                         105                         (107)                         3
                                                                 ---------                    ---------                  ---------

Cash flows from investing activities:
   Capital expended for property and equipment                         (28)                         (21)                      (105)
   Investments in and loans to affiliates and others                (1,952)                         (45)                    (1,243)
   Purchases of marketable securities                               (6,894)                        (132)                        --
   Sales and maturities of marketable securities                     3,923                           34                         --
   Cash paid for acquisitions                                           (3)                          --                        (83)
   Cash proceeds from dispositions                                      90                           43                        343
   Cash balances of deconsolidated subsidiaries                         --                          (53)                        --
   Other, net                                                            1                           (9)                        (9)
                                                                 ---------                    ---------                  ---------

                 Net cash used in investing activities              (4,863)                        (183)                    (1,097)
                                                                 ---------                    ---------                  ---------

                                   (continued)

                                   (unaudited)

                                                               New Liberty                              Old Liberty
                                                                (note 1)                                 (note 1)
                                                              Seven months                Two months                  Nine months
                                                                  ended                      ended                       ended
                                                              September 30,              February 28,                September 30,
                                                                  1999                       1999                        1998
                                                                                      amounts in millions
                                                                                          (see note 4)
Cash flows from financing activities:
   Borrowings of debt                                                2,216                          156                      2,061
   Repayments of debt                                               (2,166)                        (148)                      (488)
   Cash transfers (to) from related parties                           (156)                         132                       (191)
   Net proceeds from issuance of stock by subsidiaries                  27                           --                         92
   Repurchase of stock of subsidiary                                    --                          (45)                       (15)
   Repurchase of common stock                                           --                           --                        (30)
   Payments for call agreements                                         --                           --                       (140)
   Other, net                                                           17                           (1)                       (16)
                                                                  --------                     --------                   --------

                 Net cash (used) provided by financing
                    activities                                         (62)                          94                      1,273
                                                                  --------                     --------                   --------

                    Net (decrease) increase in cash and
                        cash equivalents                            (4,820)                        (196)                       179

                    Cash and cash equivalents at beginning
                        of period                                    5,319                          407                        224
                                                                  --------                    ---------                   --------

                    Cash and cash equivalents at end of
                        period                                    $    499                          211                        403
                                                                  ========                    =========                   ========

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets, as defined in notes 1 and 2)

                     Notes to Combined Financial Statements

                               September 30, 1999
                                   (unaudited)

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the subsidiaries and assets of Tele-Communications, Inc. ("TCI") that are attributed to Liberty Media Group, as defined below. On March 9, 1999, AT&T acquired TCI in a merger transaction (the "AT&T Merger"). See note 2. The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty Media Group's assets and liabilities have been recorded at their respective fair market values therefore creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions described in note 2 are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         The following table represents the summary balance sheet of Old Liberty at February 28, 1999 prior to the restructuring transactions and the consummation of the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the restructuring transactions and the consummation of the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999 and March 9, 1999 that affected Old Liberty's equity, gains on issuance of equity by subsidiaries and stock compensation have been reflected in the two-month period ended February 28, 1999.

                                             Old Liberty         New Liberty
                                                  (amounts in millions)
         Assets
             Cash and cash equivalents        $    211               5,319

             Other current assets                  648                 447

             Investments in affiliates           3,971              17,116

             Investment in Time Warner           7,361               7,832

             Investment in Sprint                3,381               3,681

             Investment in AT&T                  3,856                  --

             Other investments                   1,257               1,586

             Property and equipment, net           532                 125

             Intangibles and other assets          817              11,228
                                              ---------           ---------
                                              $ 22,034              47,334
                                              =========           =========

         Liabilities and Equity
             Current liabilities              $  1,446               1,741

             Debt                                2,319               1,845

             Deferred income taxes               5,369               9,953
             Other liabilities                     168                  19
                                              ---------           ---------
                  Total liabilities              9,302              13,558
                                              ---------           ---------

             Minority interests in equity
                of attributed subsidiaries         450                  39

             Obligation to redeem common stock       9                   9

             Equity                             12,273              33,728
                                              ---------           ---------
                                              $ 22,034              47,334
                                              =========           =========

                                   (continued)

         The following table reflects the recapitalization resulting from the AT&T Merger (amounts in millions):

             Total combined equity
               of Old Liberty                                 $        12,273
             Net contribution resulting
               from the restructuring transactions                      2,334
             Purchase accounting adjustments                           19,121

             Initial total combined equity of
               New Liberty subsequent to the AT&T Merger      $        33,728
                                                              ===============

         The following unaudited condensed results of operations for the nine months ended September 30, 1999 and 1998 were prepared assuming the AT&T Merger occurred on January 1, 1998. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the AT&T Merger had occurred on January 1, 1998.

                                               Nine months ended
                                                 September 30,
                                         1999                    1998
                                             (amounts in millions)

             Revenue                  $   742                   1,022
             Net loss                 $(1,041)                   (955)

         At September 30, 1999, Liberty Media Group consisted principally of the following: (i) AT&T's assets and businesses which provide programming services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products,
         (ii) AT&T's assets and businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing, (iii) certain of AT&T's assets and businesses engaged in international cable, telephony and programming businesses and (iv) AT&T's holdings in a new class of tracking stock of Sprint (the "Sprint PCS Group Stock").

         All significant intercompany accounts and transactions have been eliminated. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

         The accompanying interim combined financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such periods. The results of operations for any interim period are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements and notes thereto contained in AT&T's Current Report on Form 8-K filed on March 22, 1999.

                                   (continued)

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         Effective June 11, 1999, AT&T issued stock dividends to holders of AT&T Liberty Media Group Tracking Stock (the "1999 Liberty Stock Dividend"). The 1999 Liberty Stock Dividend consisted of one share of AT&T Liberty Media Group Tracking Stock for every one share of AT&T Liberty Media Group Tracking Stock owned. The 1999 Liberty Stock Dividend has been treated as a stock split, and accordingly, all share and per share amounts have been restated to reflect the 1999 Liberty Stock Dividend.

         Certain prior period amounts have been reclassified for comparability with the 1999 presentation.

(2)      Merger with AT&T

         As a result of the AT&T Merger, holders of shares of TCI's then outstanding Liberty Media Group Tracking Stock and TCI Ventures Group Tracking Stock were issued separate shares of new targeted stock of AT&T. Each share of TCI's then outstanding Liberty Media Group Series A Tracking Stock was converted into 2 shares of a newly created class of AT&T common stock, the AT&T Liberty Media Group Class A Tracking Stock, each share of TCI's then outstanding Liberty Media Group Series B Tracking Stock was converted into 2 shares of a newly created class of AT&T common stock, the AT&T Liberty Media Group Class B Tracking Stock, each share of TCI's then outstanding TCI Ventures Group Series A Tracking Stock was converted into 1.04 shares of AT&T Liberty Media Group Class A Tracking Stock and each share of TCI's then outstanding TCI Ventures Group Series B Tracking Stock was converted into 1.04 shares of AT&T Liberty Media Group Class B Tracking Stock.

         Effective with the AT&T Merger, each share of TCI's Convertible Preferred Stock Series C-Liberty Media Group was converted into 112.5 shares of AT&T Liberty Media Group Class A Tracking Stock and each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H was converted into 1.18125 shares of AT&T Liberty Media Group Class A Tracking Stock. In general, the holders of shares of AT&T Liberty Media Group Class A Tracking Stock and the holders of shares of AT&T Liberty Media Group Class B Tracking Stock will vote together as a single class with the holders of shares of AT&T Common Stock on all matters presented to such stockholders, with the holders being entitled to three-fortieths (3/40th) of a vote for each share of AT&T Liberty Media Group Class A Tracking Stock held, three-fourths (3/4th) vote per share of AT&T Liberty Media Group Class B Tracking Stock held and 1 vote per share of AT&T Common Stock held.

                                   (continued)

         The shares of AT&T  Liberty  Media Group  Tracking  Stock issued in the
         AT&T Merger are intended to reflect the separate performance of the businesses and assets attributed to Liberty Media Group. Immediately prior to the AT&T Merger, certain assets previously attributed to Old Liberty (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("Teleport") (see note 7), Old Liberty's interests in At Home Corporation ("@Home"), the National Digital Television Center, Inc. ("NDTC") and Western Tele-Communications, Inc.) were attributed to "TCI Group" (a group of TCI's assets, which, prior to the AT&T Merger, was comprised primarily of TCI's domestic cable and communications business) in exchange for approximately $5.5 billion in cash (the "Asset Transfers"). Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between the Company and AT&T, the Company is entitled to the benefit of approximately $2 billion in net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service ("IRS") and are subject to limitations on usage which may affect the ultimate amount utilized. Additionally, certain warrants to purchase shares of General Instruments Corporation ("GI Warrants") previously attributed to TCI Group were attributed to the Company in exchange for approximately $176 million in cash. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to the Company for digital basic distribution on AT&T's systems of new programming services created by the Company and for a renewal of existing affiliation agreements. Pursuant to amended corporate governance documents for the entities included in Liberty Media Group and certain agreements among AT&T and TCI, the business of Liberty Media Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger.

         Pursuant to a proposed final judgment (the "Final Judgment") agreed to by TCI, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities (the "Sprint Securities") of Sprint to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, if entered by the United States District Court for the District of Columbia, would require the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause
         Liberty Media Group to beneficially own no more than 10% of the outstanding Series 1 PCS Stock of Sprint on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

         The Final Judgment would provide that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group in the same proportion as other holders of Sprint's PCS Stock so long as such securities are held by the trust. The Final Judgment would also prohibit the acquisition by Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

                                   (continued)

(3)      Loss Per Common Share

         Basic earnings or loss per share ("EPS") is measured as the income or loss attributable to common stockholders divided by the weighted average outstanding common shares for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per share basis of potential common shares as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect are excluded from diluted EPS.

         The basic and diluted loss attributable to Liberty Media Group common stockholders per common share for the three and seven months ended September 30, 1999 was computed by dividing the net loss attributable to Liberty Media Group common stockholders by the weighted average number of common shares outstanding of AT&T Liberty Media Group Tracking Stock during each period. Potential common shares were not included in the computations of weighted average shares outstanding because their inclusion would be anti-dilutive.

         At September 30, 1999, there were 52 million potential common shares consisting of fixed and nonvested performance awards, stock options and convertible securities that could potentially dilute future EPS calculations in periods of net earnings. No material changes in the weighted average outstanding shares or potential common shares occurred after September 30, 1999.

                                        Three months             Seven months
                                            ended                    ended
                                        September 30,            September 30,
                                             1999                     1999
                                                 amounts in millions,
                                               except per share amounts
         Basic and diluted EPS:
               Loss attributable to
                 common stockholders    $    (217)                    (818)
                                        ==========               ==========

               Weighted average
                 common shares              1,265                    1,257
                                        ==========               ==========
               Basic and diluted loss
                 per share attributable
                 to common stockholders $   (0.17)                   (0.65)
                                        ==========               ==========

                                   (continued)

(4)      Supplemental Disclosures to Combined Statements of Cash Flows

         Cash paid for interest was $75 million for the seven month period ended September 30, 1999, $32 million for the two month period ended February 28, 1999 and $79 million for the nine months ended September 30, 1998. Cash paid for income taxes for the seven month period ended September 30, 1999 and the two month period ended February 28, 1999 was not material. Cash paid for income taxes for the nine months ended September 30, 1998 was $19 million.

                                                            New Liberty                  Old Liberty
                                                            Seven months        Two months         Nine months
                                                                ended              ended              ended
                                                            September 30,      February 28,       September 30,
                                                                1999               1999               1998
                                                                           amounts in millions
        Cash paid for acquisitions:
           Fair value of assets acquired                      $     5                --                136
           Net liabilities assumed                                 (2)               --                (25)
           Debt issued                                             --                --                (65)
           Minority interest in equity of acquired
              subsidiary                                           --                --                 39
           Gain in connection with the issuance of
              shares by subsidiary                                 --                --                 (2)
                                                              -------           -------           --------
                Cash paid for acquisitions                    $     3                --                 83
                                                              =======           =======           ========

         During July 1999, attributed subsidiaries of Liberty Media Group were exchanged for a limited partnership interest having a fair value at the time of the transaction of $150 million.

         Liberty ceased to include TV Guide, Inc. ("TV Guide") in its combined financial results and began to account for TV Guide using the equity method of accounting, effective March 1, 1999 (see note 7). The effects of changing the method of accounting for Liberty Media Group's ownership interests in TV Guide from the consolidation method to the equity method are summarized below (amounts in millions):

           Assets (other than cash and cash equivalents)
               reclassified to investments in affiliates           $      (572)
           Liabilities reclassified to investments in
               affiliates                                                  190
           Minority interests in equity of subsidiaries
               reclassified to investments in affiliates                    63
           Gain on issuance of equity by subsidiary                        372

           Decrease in cash and cash equivalents                   $        53
                                                                   ===========

                                   (continued)

         The following table reflects the change in cash and cash equivalents resulting from the AT&T Merger and related restructuring transactions (amounts in millions):


             Cash and cash equivalents prior to the AT&T Merger     $       211
                   Cash received in the Asset Transfers, net of
                      cash balances transferred                           5,284
                   Cash paid to TCI Group for GI Warrants                  (176)
             Cash and cash equivalents subsequent to the AT&T
                Merger                                              $     5,319

(5)      Investments in Affiliates Accounted for Under the Equity Method

         Liberty Media Group has various investments accounted for under the equity method. The following table includes Liberty Media Group's carrying amount of the more significant investments at September 30, 1999 and December 31, 1998:

                                                                         New Liberty               Old Liberty
                                                                        September 30,             December 31,
                                                                            1999                      1998
                                                                                  amounts in millions
        USA Networks, Inc. ("USAI") and related investments                $ 2,710                    1,042
        Telewest Communications plc ("Telewest")                             1,961                      515
        Discovery Communications, Inc. ("Discovery")                         3,546                       49
        TV Guide                                                             1,756                       --
        QVC, Inc. ("QVC")                                                    2,505                      197
        Flextech plc ("Flextech")                                              757                      320
        Other foreign investments (other than Telewest and
             Flextech)                                                       1,504                      346
        Other                                                                1,200                      610
                                                                           -------                  -------
                                                                            15,939                    3,079
                                                                           =======                  =======

                                   (continued)

         The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                        New Liberty                     Old Liberty
                                                       Seven months          Two months           Nine months
                                                           ended                ended                ended
                                                       September 30,        February 28,         September 30,
                                                           1999                 1999                 1998
                                                                          amounts in millions
                 USAI and related investments
                                                           $ (13)                     10                    11
                 Telewest                                   (154)                    (38)                  (90)
                 Discovery                                  (154)                     (8)                  (41)
                 Fox/Liberty Networks LLC ("Fox
                     Sports")                                (48)                     (1)                  (76)
                 TV Guide                                    (24)                     --                    --
                 QVC                                         (17)                     13                    38
                 Flextech                                    (27)                     (5)                  (13)
                 Other foreign investments
                                                             (96)                    (22)                  (80)
                 PCS Ventures                                 --                      --                  (510)
                 Teleport (note 7)                            --                      --                   (32)
                 Other                                       (64)                    (15)                  (68)
                                                           -----                   -----                 -----
                                                           $(597)                    (66)                 (861)
                                                           =====                   =====                 =====

         Summarized unaudited combined financial information for affiliates is as follows:

                                                        New Liberty                     Old Liberty
                                                       Seven months          Two months           Nine months
                                                           ended                ended                ended
                                                       September 30,        February 28,         September 30,
                                                           1999                 1999                 1998
                                                                          amounts in millions
                    Combined Operations

                    Revenue                              $ 6,947                   2,341                10,103
                    Operating expenses                    (5,901)                 (1,894)               (9,548)
                    Depreciation and amortization           (929)                   (353)               (1,891)
                                                         -------                 -------               -------

                     Operating income (loss)                 117                      94                (1,336)

                    Interest expense                        (558)                   (281)               (1,278)
                    Other, net                              (322)                   (127)                  (83)
                                                         -------                 -------               -------
                     Net loss                            $  (763)                   (314)               (2,697)
                                                         =======                 =======               =======

                                   (continued)

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At September 30, 1999, Liberty Media Group directly and indirectly held 33.3 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 39.5 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by FCC regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of Liberty Media Group's shares of such subsidiary stock, as well as certain securities owned by Universal Studios, Inc. and certain of its affiliates, into USAI common stock were completed at September 30, 1999, Liberty Media Group would own 72.8 million shares or approximately 21% of the then outstanding USAI common stock. USAI's common stock had a closing market price of $38-3/4 per share on September 30, 1999. Liberty Media Group accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

         In February 1998, USAI paid cash and issued shares and one of its subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $54 million and an increase to combined equity of $33 million (after deducting a deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the combined statement of operations and comprehensive earnings for the Universal Transaction due primarily to Liberty Media Group's intention at such time to purchase additional equity interests in USAI. In connection with the Universal Transaction, Liberty Media Group was granted an antidilutive right with respect to any future issuance of USAI common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

         Effective September 1, 1998, Telewest and General Cable PLC consummated a merger. In connection with the merger, Liberty Media Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty Media Group's interest in Telewest, that resulted from the merger, Liberty Media Group recorded a non-cash gain of $58 million (before deducting deferred income tax expense of $20 million) during the third quarter of 1998.

         Telewest currently operates and constructs cable television and telephone systems in the UK. At September 30, 1999 Liberty Media Group indirectly owned 463 million of the issued and outstanding Telewest ordinary shares. The reported closing price on the London Stock Exchange of Telewest ordinary shares was (pound)2.23 ($3.67) per share at September 30, 1999.

                                   (continued)

         Liberty Media Group and The News Corporation Limited ("News Corp.") each held 50% of Fox Sports which operates national and regional sports networks. Prior to the first quarter of 1998, Liberty Media Group had no obligation, nor intention, to fund Fox Sports. During 1998, Liberty Media Group made the determination to provide funding to Fox Sports based on specific transactions consummated by Fox Sports. Consequently, Liberty Media Group's share of losses of Fox Sports for the nine months ended September 30, 1998 included previously unrecognized losses of Fox Sports of approximately $64 million. Losses for Fox Sports were not recognized in prior periods due to the fact that Liberty Media Group's investment in Fox Sports was less than zero.

         On July 15, 1999 News Corp. acquired Liberty Media Group's 50% interest in Fox Sports in exchange for 51.8 million News Corp. American Depository Receipts ("ADRs") representing preferred limited voting ordinary shares of News Corp. Of the 51.8 million ADRs received, 3.6 million were placed in an escrow (the "Escrow Shares") pending an independent third party valuation, as of the third anniversary of the transaction. The remainder of the 51.8 million ADRs received (the "Restricted Shares") are subject to a two-year lockup which restricts any transfer of the securities for a period of two years from the date of the transaction. Liberty Media Group recorded the ADRs at fair value, which included a discount from market value for the Restricted Shares due to the two-year restriction on transfer, resulting in a $13 million gain on the transaction. In a related transaction, Liberty Media Group acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. Liberty Media Group accounts for its investment in News Corp. as an available-for-sale security, with the exception of the Restricted Shares and the Escrow Shares.

         The class A common stock of TV Guide is publicly traded. At September 30, 1999, Liberty Media Group held 29 million shares of TV Guide Class A common stock and 37 million shares of TV Guide Class B common stock. See note 7. The TV Guide Class B common stock is convertible, one-for-one, into TV Guide Class A common stock. The closing price for TV Guide Class A common stock was $39-1/8 per share on September 30, 1999.

         Flextech develops and sells a variety of television programming in the UK. At September 30, 1999, Liberty Media Group indirectly owned 58 million Flextech ordinary shares. The reported closing price on the London Stock Exchange of the Flextech ordinary shares was (pound)9.45 ($15.56) per share at September 30, 1999.

         The PCS Ventures included Sprint Spectrum Holding Company, L. P. and MinorCo, L.P. (collectively, "Sprint PCS") and PhillieCo Partnership I, L.P. ("PhillieCo"). The partners of each of the Sprint PCS partnerships were subsidiaries of Sprint, Comcast Corporation ("Comcast"), Cox Communications, Inc. ("Cox") and Liberty Media Group. The partners of PhillieCo were subsidiaries of Sprint, Cox and Liberty Media Group. Liberty Media Group had a 30% partnership interest in each of the Sprint PCS partnerships and a 35% partnership interest in PhillieCo.

                                   (continued)

         On November 23, 1998, Liberty Media Group, Comcast, and Cox exchanged their respective interests in Sprint PCS and PhillieCo (the "PCS Exchange") for shares of Sprint PCS Group Stock which tracks the performance of Sprint's newly created PCS Group (consisting initially of the PCS Ventures and certain PCS licenses which were separately owned by Sprint). The Sprint PCS Group Stock collectively represents an approximate 17% voting interest in Sprint. As a result of the PCS Exchange, Liberty Media Group holds the Sprint Securities which consists of shares of Sprint PCS Group Stock, as well as certain additional securities of Sprint exercisable for or convertible into such securities, representing approximately 24% of the equity value of Sprint attributable to its PCS Group and less than 1% of the voting interest in Sprint. Through November 23, 1998, Liberty Media Group accounted for its interest in the PCS Ventures using the equity method of accounting, however, as a result of the PCS Exchange and Liberty Media Group's less than 1% voting interest in Sprint, Liberty Media Group no longer exercises significant influence with respect to its investment in the PCS Ventures. Accordingly, Liberty Media Group accounts for its investment in the Sprint PCS Group Stock as an available-for-sale security.

         In September 1999, Liberty entered into a four and one-half year "cashless collar" with a financial institution with respect to 17.5 million shares of Sprint PCS Group common stock, secured by 17.5 million shares of such stock. This cashless collar provides Liberty Media Group with a put option that gives it the right to require its counterparty to buy 17.5 million Sprint PCS Group shares from Liberty Media Group in approximately four and one-half years for a weighted average price of $55.24 per share. Liberty Media Group simultaneously sold a call option giving the counterparty the right to buy the same number of Sprint PCS Group shares from Liberty Media Group in approximately four and one-half years for a weighted average price of $114.84 per share.

         The $14 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over an estimated useful life of 20 years.

         Certain of Liberty Media Group's affiliates are general partnerships and subsidiaries of Liberty Media Group that are general partners in such partnerships, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

(6)      Investment in Time Warner

         Liberty Media Group holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock.

                                   (continued)

         On June 24, 1997 Liberty Media Group granted Time Warner an option, expiring October 10, 2002, to acquire the business of Southern Satellite Systems, Inc. ("Southern") and certain of its subsidiaries (together with Southern, the "Southern Business") through a purchase of assets (the "Southern Option"). Liberty Media Group received shares of TW Exchange Stock which are convertible into 12.8 million shares of Time Warner common stock valued at $306 million in consideration for the grant. In September 1997, Time Warner exercised the Southern Option. Pursuant to the Southern Option, Time Warner acquired the Southern Business, effective January 1, 1998, for $213 million in cash. Liberty Media Group recognized a $515 million pre-tax gain in connection with such transactions in the first quarter of 1998.

         In March 1999, Liberty Media Group entered into a seven-year "cashless collar" with a financial institution with respect to 15 million shares of Time Warner common stock, secured by 15 million shares of its TW Exchange Stock. This cashless collar provides Liberty Media Group with a put option that gives it the right to require its counterparty to buy 15 million Time Warner shares from Liberty Media Group in approximately seven years for $67.45 per share. Liberty Media Group simultaneously sold a call option giving the counterparty the right to buy the same number of Time Warner shares from Liberty Media Group in approximately seven years for $158.33 per share.

         As these cashless collars are designated to 15 million shares of TW Exchange Stock and 17.5 million shares of Sprint PCS Group common stock (together the "Underlying Securities") held by Liberty Media Group and the changes in the fair value of the cashless collars are correlated with changes in the fair value of the Underlying Securities, the cashless collars function as hedges. Accordingly, changes in the fair value of the cashless collars are reported as a component of comprehensive earnings (in unrealized gains) along with the changes in the fair value of the Underlying Securities.

(7)      Acquisitions and Dispositions

         Effective February 1, 1998, Turner-Vision, Inc. ("Turner Vision") contributed the assets, obligations and operations of its retail C-band satellite business to Superstar/Netlink Group LLC ("SNG") in exchange for an approximate 20% interest in SNG. As a result of such transaction, Liberty Media Group's direct and indirect (through United Video Satellite Group, Inc. ("UVSG")) ownership interest in SNG, decreased to approximately 80%. In connection with the increase in SNG's equity, net of the dilution of Liberty Media Group's ownership interest in SNG, that resulted from such transaction, Liberty Media Group recognized a gain of $38 million (before deducting deferred income tax expense of $15 million). Turner Vision's contribution to SNG was accounted for as a purchase and the $61 million excess of the purchase price over the fair value of the net assets acquired was recorded as excess cost and is being amortized over five years.

         On April 22, 1998, Teleport completed a merger transaction with ACC Corp. As a result, Liberty Media Group's interest in Teleport was reduced to approximately 26%. In connection with the increase in Teleport's equity, net of the dilution of Liberty Media Group's interest in Teleport, that resulted from the merger, Liberty Media Group recorded a non-cash gain of $201 million (before deducting deferred income tax expense of $71 million).

                                   (continued)

         On July 24, 1998, Teleport was acquired by AT&T and Liberty Media Group received in exchange for all of its interest in Teleport, approximately
         70.4 million shares of AT&T common stock. Liberty Media Group recognized a $2.3 billion gain (excluding related tax expense of $883 million) on such transaction during the third quarter of 1998 based on the difference between the carrying value of Liberty Media Group's interest in Teleport and the fair value of the AT&T common stock received.

         During  the  third  quarter  of  1998,  At Home  Corporation  ("@Home")
         completed a public offering in which Liberty Media Group purchased additional shares of @Home common stock and Liberty Media Group's economic interest in @Home decreased to approximately 39%. In connection with the increase in @Home's equity, net of the dilution of Liberty Media Group's interest in @Home that resulted from @Home's public offering, Liberty Media Group recorded a gain of $17 million during the third quarter of 1998.

         On March 1, 1999, UVSG and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties creating a broader platform for offering television guide services to consumers and advertisers and UVSG was renamed TV Guide. News Corp. received total consideration of $1.9 billion including $800 million in cash, 22.5 million shares of UVSG's Class A common stock and 37.5 million shares of UVSG's Class B common stock valued at an average of $18.65 per share. In addition, News Corp. purchased approximately 6.5 million additional shares of UVSG Class A common stock for $129 million in order to equalize its ownership with that of Liberty Media Group. As a result of these transactions, and another transaction completed on the same date, News Corp., Liberty Media Group and TV Guide's public stockholders own on an economic basis approximately 44%, 44% and 12%, respectively, of TV Guide. Following such transactions, News Corp. and Liberty Media Group each have approximately 49% of the voting power of TV Guide's outstanding stock. In connection with the increase in TV Guide's equity, net of the dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income tax expense of $147 million). Upon consummation, Liberty Media Group began accounting for its interest in TV Guide under the equity method of accounting.

                                   (continued)

(8)      Long-Term Debt

         Debt is summarized as follows:

                                                   New Liberty      Old Liberty
                                                  September 30,     December 31,
                                                      1999              1998
                                                        amounts in millions
             Bank credit facilities                  $  926             2,029
             Senior Notes, net of unamortized
               discount of $9 million                   741                --
             Senior Debentures, net of unamortized
               discount of $6 million                   494                --
             Convertible Subordinated Debentures         --               229
             4-1/2% Convertible Subordinated
               Debentures                                --               345
             Other                                       33               293
                                                     ------            ------
                                                      2,194             2,896
             Less current maturities                    474               578
                                                     ------            ------
                      Total long-term debt           $1,720             2,318
                                                     ======            ======

         On April 8, 1999, Liberty Media Group redeemed all of its outstanding 4-1/2% Convertible Subordinated Debentures due February 15, 2005. See
         note 10.

         On July 7, 1999, Liberty Media Group received net cash proceeds of approximately $741 million and $494 million from the issuance of 7-7/8% Senior Notes due 2009 (the "Senior Notes") and 8-1/2% Senior Debentures due 2029 (the "Senior Debentures"), respectively. The Senior Notes have an aggregate principal amount of $750 million and the Senior Debentures have an aggregate principal amount of $500 million. Interest on the Senior Notes and the Senior Debentures is payable on January 15 and July 15 of each year. The proceeds were used to repay outstanding borrowings under certain of Liberty Media Group's credit facilities, which were subsequently canceled.

         At September 30, 1999, Liberty Media Group had approximately $133 million in unused lines of credit under its bank credit facilities.

         The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens and encumbrances, acquisitions, dispositions, guarantees and dividends. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under its bank credit facilities.

         With the exception of the Senior Notes and the Senior Debentures which had fair values of $754 million and $504 million, respectively, at September 30, 1999, Liberty Media Group believes that the carrying value of Liberty Media Group's debt approximated its fair value at September 30, 1999.

                                   (continued)

(9)      Income Taxes

         Subsequent to the AT&T Merger, Liberty Media Group is included in the consolidated federal income tax return of AT&T and party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Liberty Media Group calculates its respective tax liability on a separate return basis. The income tax provision for Liberty Media Group is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to Liberty Media Group.

         Under the AT&T Tax Sharing Agreement, Liberty Media Group will receive a cash payment from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses will be accounted for by Liberty Media Group as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts will be available to reduce federal taxable income generated by Liberty Media Group in future periods, similar to a net operating loss carryforward and will be accounted for as a deferred federal income tax benefit.

         In periods when Liberty Media Group generates federal taxable income, AT&T has agreed to satisfy such tax liability on Liberty Media Group's behalf up to a certain amount. The reduction of such computed tax liabilities will be accounted for by Liberty Media Group as a credit to combined equity. The total amount of future federal tax liabilities of Liberty Media Group which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $512 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return, subject to IRS adjustments. Thereafter, Liberty Media Group is required to make cash payments to AT&T for federal tax liabilities of Liberty Media Group.

         To the extent AT&T utilizes existing net operating losses of entities attributed to Liberty Media Group, such amounts will be accounted for by Liberty Media Group as a reduction of combined equity. During the seven month period ending September 30, 1999, AT&T utilized net operating losses of Liberty Media Group with a tax effected carrying value of $85 million.

         Liberty Media Group will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

         Liberty Media Group's obligation under the 1995 TCI Tax Sharing Agreement of approximately $139 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty Media Group deconsolidates from the AT&T income tax return. Liberty Media Group's receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to combined equity by Liberty Media Group in connection with the AT&T Merger.

                                   (continued)

(10)     Combined Equity

         Stock Repurchase and Issuances

         On April 8, 1999, Liberty Media Group redeemed all of its outstanding 4-1/2% Convertible Subordinated Debentures due February 15, 2005. The debentures were convertible into shares of AT&T Liberty Media Group Class A Tracking Stock at a conversion price of $23.54, or 42.48 shares per $1,000 principal amount. Certain holders of the debentures had exercised their rights to convert their debentures and 14.6 million shares of AT&T Liberty Media Group Tracking Stock were issued to such holders. In connection with such issuance of AT&T Liberty Media Group Tracking Stock, Liberty Media Group recorded a $354 million increase to combined equity.

         During the nine months ended September 30, 1998, pursuant to a stock repurchase program, Liberty Media Group repurchased 239,450 shares of TCI's then outstanding TCI Ventures Group Stock and 766,783 shares of
         TCI's then outstanding Liberty Media Group Stock at an aggregate cost of approximately $30 million. Such amount is reflected as a decrease to combined equity in the accompanying combined financial statements.

         In conjunction with a stock repurchase program or similar transaction, the issuer may elect to sell put options on its own common stock. Proceeds from any sales of puts with respect to TCI's then outstanding TCI Ventures Group Tracking Stock and TCI's then outstanding Liberty Media Group Tracking Stock have been reflected as an increase to combined equity, and an amount equal to the maximum redemption amount under unexpired put options with respect to such tracking stocks was reflected as an "obligation to redeem common stock" in the accompanying combined balance sheets. At September 30, 1999 no amounts were outstanding under such arrangements.

         Stock Issuances by Subsidiary

         On September 9, 1999, Liberty Media Group and TCI Music, renamed Liberty Digital, Inc. ("Liberty Digital"), completed a transaction (the "Liberty Digital Transaction") pursuant to which Liberty Media Group contributed to Liberty Digital substantially all of its directly held internet content and interactive television assets, its rights to provide interactive video services on AT&T's cable television systems and a combination of cash and notes receivable equal to $150 million. Liberty Digital issued common stock and convertible preferred stock to Liberty Media Group.

         As a result of the transaction and assuming conversion of the preferred stock, Liberty Media Group holds approximately 12 million shares of Liberty Digital Series A common stock and approximately 197.7 million shares of Series B common stock resulting in approximately 94.5% equity interest and 99% voting interest in Liberty Digital.

                                   (continued)

         Prior to the Liberty Digital Transaction, Liberty Digital issued approximately 4.8 million shares of common stock in connection with the conversion of its preferred stock and approximately 0.5 million shares of common stock in connection with the exercise of certain employee stock options. As a result, Liberty Media Group's interest in Liberty Digital was reduced to 86%. Following the Liberty Digital Transaction, Liberty Media Group's interest in Liberty Digital was increased to 94.5%. During the month of September, 1999, Liberty Digital issued approximately 0.5 million shares of common stock in connection with the exercise of certain employee stock options. As a result, Liberty Media Group's interest in Liberty Digital was reduced to 94.3%. In connection with the increase in Liberty Digital's equity, net of the dilution of Liberty Media Group's interest in Liberty Digital, that resulted from such stock issuances, Liberty Media Group recorded a $50 million increase to combined equity. No gain was recognized in the combined statement of operations and comprehensive earnings due to Liberty Media Group's continuing involvement in capital transactions of Liberty Digital.

         Transactions with AT&T (formerly TCI) and Other Related Parties

         Certain subsidiaries attributed to Liberty Media Group produce and/or distribute sports and other programming and other services to cable distribution operators (including AT&T) and others. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $125 million, $43 million and $199 million for the seven month period ending September 30, 1999, the two month period ending February 28, 1999 and the nine months ended September 30, 1998, respectively.

         Certain AT&T corporate general and administrative costs are charged to Liberty Media Group and included in operating expenses in the accompanying combined statements of operations and comprehensive earnings. During the seven month period ended September 30, 1999, the two month period ended February 28, 1999 and the nine months ended September 30, 1998, Liberty Media Group was allocated less than $1 million, $2 million and $12 million, respectively, in corporate general and administrative costs by AT&T.

         Entities included in Liberty Media Group lease satellite transponder facilities from NDTC. In connection with the AT&T Merger, NDTC is no longer included in the combined financial results of Liberty Media Group. Charges by NDTC for such arrangements and other related operating expenses for the seven months ended September 30, 1999 aggregated $14 million and are included in operating expenses in the accompanying combined statements of operations and comprehensive earnings.

                                   (continued)

         In connection with the AT&T Merger, warrants to buy 3 million shares of common stock of CSG Systems International, Inc. ("CSG") and related registration rights were transferred to Liberty Media Group. On April 13, 1999, AT&T purchased these warrants from Liberty Media Group for an aggregate purchase price of $75 million along with the related registration rights. The vesting of the CSG warrants is contingent on AT&T meeting certain subscriber commitments to CSG. If any warrants do not vest, Liberty Media Group must repurchase the unvested warrants from AT&T, with interest at 6% from April 12, 1999. Accordingly, Liberty Media Group has recorded the unvested CSG warrants as deferred income until such time as the CSG warrants vest.

         A subsidiary of Liberty Media Group issued preferred stock in connection with a previous acquisition which was convertible at the option of the holders into 1,084,056 of TCI's then outstanding TCI Group Series A Common Stock. In July 1998, Liberty Media Group entered into an equity swap transaction with a commercial bank, which provided Liberty Media Group with the right but not the obligation to acquire 1,084,056 shares of TCI's then outstanding TCI Group Series A Stock for approximately $45 million on or before April 19, 1999. Liberty Media Group exercised its right under this equity swap transaction and used the TCI Group Series A Stock to satisfy the exchange requirements of the aforementioned preferred stock during the two months ended February 28, 1999. In connection with such transaction, Liberty Media Group recorded an $18 million decrease to combined equity for the difference between the exercise price of the right and the carrying amount of the preferred stock.

         Prior to the AT&T Merger, a limited liability company owned by Dr. John
         C. Malone (Liberty Media Group's Chairman) acquired, from certain subsidiaries of Liberty Media Group, for $17 million, working cattle ranches located in Wyoming. No gain or loss was recognized on such acquisition. The purchase price was paid by such limited liability company in the form of a 12-month note in the amount of $17 million having an interest rate of 7%. Such note is payable at any time without penalty and is personally guaranteed by Dr. Malone.

         In connection with the AT&T Merger, Liberty Media Group paid two directors of Liberty Media Corporation and one other individual, all three of whom are directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.

                                   (continued)

         On February 9, 1998, in connection with the settlement of certain legal proceedings relative to the Estate of Bob Magness (the "Magness Estate"), the late founder and former Chairman of the Board of TCI, TCI entered into a call agreement with Dr. Malone and Dr. Malone's wife (together with Dr. Malone, the "Malones"), and a call agreement with the Estate of Bob Magness, the Estate of Betsy Magness, Gary Magness (individually and in certain representative capacities) and Kim Magness (individually and in certain representative capacities) (collectively, the "Magness Group"). Under these call agreements, each of the Magness Group and the Malones granted to TCI the right to acquire all of the shares of TCI's common stock owned by them ("High Voting Shares") that entitle the holder to cast more than one vote per share (the
         "High-Voting Stock") upon Dr. Malone's death or upon a contemplated sale of the High-Voting Shares (other than a minimal amount) to third parties. In either such event, TCI had the right to acquire such shares at a price equal to the then market price of shares of TCI's common stock of the corresponding series that entitled the holder to cast no more than one vote per share (the "Low-Voting Stock"), plus a 10% premium, or in the case of a sale, the lesser of such price and the price offered by the third party. In addition, each call agreement provides that if TCI were ever to be sold to a third party, then the maximum premium that the Magness Group or the Malones would receive for their High-Voting Shares would be the price paid for shares of the relevant series of Low-Voting Stock by the third party, plus a 10% premium. Each call agreement also prohibits any member of the Magness Group or the Malones from disposing of their High-Voting Shares, except for certain exempt transfers (such as transfers to related parties or to the other group or public sales of up to an aggregate of 5% of their High-Voting Shares after conversion to the respective series of Low-Voting Stock) and except for a transfer made in compliance with TCI's purchase right described above. TCI paid $150 million to the Malones and $124 million to the Magness Group in consideration of their entering into the call agreements, of which an aggregate of $140 million was allocated to and paid by Liberty Media Group.

         Also in February 1998, TCI, the Magness Group and the Malones entered into a shareholders' agreement which provides for, among other things, certain participation rights by the Magness Group with respect to transactions by Dr. Malone, and certain "tag-along" rights in favor of the Magness Group and certain "drag-along" rights in favor of the Malones, with respect to transactions in the High-Voting Stock. Such agreement also provides that a representative of Dr. Malone and a representative of the Magness Group will consult with each other on all matters to be brought to a vote of TCI's shareholders, but if a mutual agreement on how to vote cannot be reached, Dr. Malone will vote the High-Voting Stock owned by the Magness Group pursuant to an irrevocable proxy granted by the Magness Group.

         In connection with the AT&T merger, Liberty Media Group became entitled to exercise TCI's rights and became subject to its obligations under the call agreement and the shareholders' agreement with respect to the Liberty Media Group Class B tracking stock acquired by the Malones and the Magness Group as a result of the AT&T merger. If Liberty Media Group were to exercise its call right under the call agreement with the Malones or the Magness Group, it may also be required to purchase High-Voting Shares of the other group if such group exercises its "tag-along" rights under the shareholders' agreement.

                                   (continued)

         Due to Related Parties

         The components of "Due to related parties" are as follows:

                                              New Liberty       Old Liberty
                                             September 30,      December 31,
                                                 1999               1998
                                                   amounts in millions
         Note payable to TCI, including
           accrued interest                     $  --                141
         Intercompany account                      86                556
                                                -----              -----
                                                $  86                697
                                                =====              =====

         The non-interest bearing intercompany account includes certain stock compensation allocations (in Old Liberty) and income tax allocations that are to be settled at some future date. Stock compensation liabilities of New Liberty are classified as a separate component in current liabilities. All other amounts included in the intercompany account are to be settled within thirty days following notification.

(11)     Commitments and Contingencies

         Encore Media Group, a wholly owned subsidiary of Liberty Media Group, is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at September 30, 1999, these agreements require minimum payments aggregating approximately $887 million. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Flextech has undertaken to finance the working capital requirements of a joint venture, (the "Principal Joint Venture") formed with BBC Worldwide and is obligated to provide the Principal Joint Venture with a primary credit facility of (pound)88 million ($145 million) and subject to certain restrictions, a standby credit facility of (pound)30 million ($49 million). As of September 30, 1999, the Principal Joint Venture had borrowed (pound)45 million ($74 million) under the primary credit facility. If Flextech defaults on its funding obligation to the Principal Joint Venture and fails to cure within 42 days after receipt of notice from BBC Worldwide, BBC Worldwide is entitled, within the following 90 days, to require that Liberty Media Group assume all of Flextech's funding obligations to the Principal Joint Venture.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At September 30, 1999, the Guaranteed Obligations aggregated approximately $496 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

                                   (continued)

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements.

         On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to the area in general, including Liberty Media Group's Puerto Rico subsidiary's cable television systems (the "Puerto Rico Subsidiary"). The Puerto Rico Subsidiary's cable television systems represent $31 million of Liberty Media Group's revenue for the nine months ended September 30, 1999.

         As of September 30, 1999, approximately 99% of the Puerto Rico Subsidiary's pre-hurricane basic customers were receiving cable television services. The loss of revenue from September 21, 1998 through September 30, 1999 was $13 million. The Puerto Rico Subsidiary's business interruption insurance covered the first $3 million in lost revenue.

         The Puerto Rico Subsidiary has also claimed coverage for business interruption under a secondary insurance carrier. Such policy, which covers the Puerto Rico Subsidiary's parent company's subsidiaries, carries a deductible of $2.5 million. This insurance claim is subject to approval by such insurance carrier and accordingly, no assurance can be given that amounts claimed will be paid in their entirety. However, in the event such claims are collected the overall impact in lost revenues for the Puerto Rico Subsidiary as a result of Hurricane Georges will not exceed $2.5 million.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

         During the nine months ended September 30, 1999, Liberty Media Group, in conjunction with AT&T, continued its enterprise-wide, comprehensive efforts to assess and remediate its computer systems and related software and equipment to ensure such systems, software and equipment recognize, process and store information in the year 2000 and thereafter. AT&T's year 2000 remediation efforts include an assessment of Liberty Media Group's most critical systems, equipment, and facilities. AT&T also continued its efforts to verify the year 2000 readiness of Liberty Media Group's significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess such partners and affiliates' year 2000 status.

         Failure to achieve year 2000 compliance by Liberty Media Group, its significant business partners and affiliates with which it has a relationship could negatively affect Liberty Media Group's ability to conduct business for an extended period. There can be no assurance that all of Liberty Media Group's computer systems and related software will be fully year 2000 compliant; in addition, other companies on which Liberty Media Group's computer systems and related software and operations rely may or may not be fully compliant on a timely basis, and any such failure could have a material adverse effect on Liberty Media Group's financial position, results of operation or liquidity.